Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

January 29, 2016

Barclays Bank PLC,
      1 Churchill Place,
              London E14 5HP.

Ladies and Gentlemen:

We are acting as counsel to Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”).  The Company filed with the Securities and Exchange Commission, on July 19, 2013, a registration statement on Form F-3ASR (File No. 333-190038) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes.   The Notes are being issued under an indenture, dated as of September 16, 2004 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the laws of England and Wales relevant to the foregoing opinion.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s

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authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP

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Annex A

Title of Notes

$3,107,000 Callable Contingent Coupon Notes due January 25, 2019 Linked to the Lesser Performing Reference Asset of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF	January 29, 2016

$968,000 Annual AutoCallable Notes due January 27, 2020 Linked to the Lesser Performing Index of the S&P 500® Index and the EURO STOXX 50® Index	January 29, 2016

$4,974,000 Callable Contingent Coupon Notes due January 25, 2019 Linked to the Lesser Performing Index of the Russell 2000® Index and the EURO STOXX 50® Index	January 29, 2016

$555,000 Buffered SuperTrackSM Notes due January 31, 2020 Linked to the Performance of the United States Oil Fund, LP	January 29, 2016

$623,000 Buffered SuperTrackSM Notes due January 29, 2018 Linked to the Performance of iShares® iBoxx® $ High Yield Corporate Bond ETF	January 29, 2016

$750,000 Callable Contingent Coupon Notes due January 29, 2026 Linked to the Lesser Performing Index of the Russell 2000® Index and the EURO STOXX 50® Index	January 29, 2016

$1,285,000 Phoenix AutoCallable Notes due January 27, 2023 Linked to the Lesser Performing Index of the Russell 2000® Index and the S&P 500® Index	January 29, 2016

$1,491,000 Phoenix AutoCallable Notes due January 29, 2026 Linked to the Lesser Performing Index of the Russell 2000® Index and the S&P 500® Index	January 29, 2016

$1,642,000 Buffered SuperTrackSM Notes due January 29, 2021 Linked to the Performance of Dow Jones Industrial AverageSM	January 29, 2016

$780,000 Annual Reset Coupon Buffered Notes due January 28, 2022 Linked to the Performance of the Russell 2000® Index	January 29, 2016

$607,000 Buffered SuperTrackSM Notes due July 29, 2019 Linked to the Lesser Performing Index of the Dow Jones Industrial AverageSM and the Russell 2000® Index	January 29, 2016

$505,000 Phoenix AutoCallable Notes due January 27, 2017 Linked to the Lesser Performing Index of the Russell 2000® Index and the S&P 500® Index	January 29, 2016

$640,000 Buffered Digital Notes due July 27, 2018 Linked to the Performance of Russell 2000® Index	January 29, 2016

$212,000 Callable Contingent Coupon Notes due January 29, 2021 Linked to the Lesser Performing Index of the Russell 2000® Index and the Dow Jones Industrial AverageSM	January 29, 2016

$1,924,000 AutoCallable Notes due January 29, 2019 Linked to the Least Performing Reference Asset of Four Common Stocks	January 29, 2016

$3,150,000 SuperTrackSM Notes due January 29, 2021 Linked to the Lesser Performing Index of the S&P 500® Index and the Russell 2000® Index	January 29, 2016

$2,983,000 Phoenix AutoCallable Notes due January 29, 2026 Linked to the Lesser Performing Index of the Russell 2000® Index and the S&P 500® Index	January 29, 2016